Exhibit 4.41

AUDIOCODES LTD.

2008 EQUITY INCENTIVE PLAN

          1.        Purposes of the Plan. The purposes of this 2008 Equity Incentive Plan are:

●	to attract and retain the best available personnel for positions of substantial responsibility,

●	to provide additional incentive to Service Providers, and

●	to promote Participants’ interest in the success of the Company’s business.

          Awards granted under the Plan may be Options, Restricted Shares and Restricted Share Units, as determined by the Administrator at the time of grant.

          Furthermore, the Plan is designed to benefit from, and is made pursuant to, the provisions of Section 102 of the Ordinance, with respect to Awards granted to Employees pursuant to the Plan.

          2.        Definitions. As used herein, the following definitions shall apply:

                    (a)        “Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

                    (b)        “Affiliate” means an “employing company” as such term is defined in Section 102(a) of the Ordinance, other than the Company itself.

                    (c)        “Applicable Laws” means the requirements relating to the administration of, or otherwise affecting, equity compensation plans under the Companies Law, the Securities Law, other applicable laws of Israel, U.S. federal and state securities laws, any stock exchange or quotation system on which the Shares are listed or quoted, U.S. state corporate laws, and the laws of any other country or jurisdiction where Awards are granted under the Plan or a sub-plan or addendum hereto.

                    (d)        “Approved 102 Award” means an Award granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Participant.

                    (e)         “Award” means, individually or collectively, a grant under the Plan of Options, Restricted Shares or Restricted Share Units.

                    (f)         “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

                    (g)        “Awarded Shares” means the Shares subject to an Award.

                    (h)        “Board” means the Board of Directors of the Company.

                    (i)         “Capital Gains Award (CGA)” means an Approved 102 Award elected and designated by the Company to qualify for capital gains tax treatment in accordance with Section 102(b)(2) of the Ordinance.

                    (j)         “Change of Control” means the occurrence of any of the following events, in one or a series of related transactions:

                              (i)        any individual or entity, other than the Company, a subsidiary of the Company or a Company employee benefit plan, including any trustee of such plan acting as trustee, is or becomes the “beneficial owner”, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; or

                              (ii)        a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

                               (iii)        the sale or disposition by the Company of all or substantially all the Company’s assets.

                    (k)        “Committee” means a Committee appointed by the Board in accordance with Section 4 of the Plan.

                    (l)         “Companies Law” means the Israeli Companies Law, 5759-1999.

                    (m)        “Company” means AudioCodes Ltd.

                    (n)        “Consultant” means any person, other than an Employee, engaged by the Company or any Affiliate to render services.

                   (o)         Intentionally omitted.

                    (p)        “Controlling Shareholder” shall have the meaning ascribed to such term in Section 32(9) of the Ordinance.

                    (q)        “Director” means a member of the Board.

                    (r)         “Disability” means total and permanent disability as determined by the Administrator; provided, however, that, with respect to an Award granted to a Participant who is a United States taxpayer and covered by Section 409A of the U.S. Internal Revenue Code (the “Code”), the term “Disability” shall have the meaning ascribed to the term “disabled” by Section 409A(2)(C) of the Code.

                    (s)        “Election” means the Company’s election of the type of Approved 102 Awards as set forth in Section 14(b)(iii).

                    (t)        “Employee” means any person employed by the Company or any Affiliate of the Company, and includes Officers and Directors. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, any Subsidiary, or any successor.

                    (u)        “Fair Market Value” means, as of any date, the value of Shares determined as follows:

                              (i)        If the Shares are listed on any established stock exchange or a national market system, including without limitation the NASDAQ Global Select Market of the National Association of Securities Dealers, Inc. Automated Quotation (“Nasdaq”) System, the Fair Market Value of a Share shall be the closing sales price for such shares (or the closing bid, if no sales were reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading in Shares) on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; provided, however, that if there is no closing sales price (or closing bid if no sales were reported) for the Shares on the date of determination, then the Fair Market Value shall be the closing sales price (or closing bid if no sales were reported) on the last preceding date for which such quotation exists;

                              (ii)        If the Shares are quoted on the Nasdaq System (but not on the NASDAQ Global Select Market thereof) or are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share shall be the mean between the high bid and low asked prices for the Shares on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; provided, however, that if there is no bid and asked prices for the Shares on the date of determination, then the Fair Market Value shall be the mean between the high bid and low asked prices for the Shares on the last preceding date for which such bid and asked prices exists; and

                               (iii)        In the absence of an established market for the Shares, the Fair Market Value shall be determined in good faith by the Administrator.

                    (v)        “ITA” means the Israeli Tax Authorities.

                    (w)        “Non-approved 102 Award” means an Award granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

                    (x)        “Officer” means, with respect to the Company and Affiliates that are Israeli companies, a person who is a “nosei misra” within the meaning of the Companies Law but is not a Director, and with respect to Affiliates that are not Israeli companies means a person who is an officer within the meaning of the applicable corporate law of the jurisdiction of incorporation of such Affiliate.

                    (y)        “Option” means an option to purchase Shares granted pursuant to the Plan.

                    (z)        “Ordinance” means the Israeli Income Tax Ordinance (New Version), 1961 as now in effect and as hereafter amended.

                    (aa)      “Ordinary Income Award (OIA)” means an Approved 102 Award elected and designated by the Company to qualify for ordinary income tax treatment in accordance with Section 102(b)(1) of the Ordinance.

                    (bb)      “Ordinary Shares” shall mean the Ordinary Shares of the Company.

                    (cc)      “Participant” means the holder of an outstanding Award granted under the Plan.

                    (dd)      “Plan” means this AudioCodes Ltd. 2008 Equity Incentive Plan.

                    (ee)      “Restricted Shares” means Shares granted pursuant to Section 9 of the Plan.

                    (ff)        “Restricted Share Unit” means an Award granted pursuant to Section 10 of the Plan.

                    (gg)      “Section 3(i) Award” means an Award granted to a Consultant or a Controlling Shareholder in accordance with Section 3(i) of the Ordinance.

                    (hh)      “Section 102” means Section 102 of the Ordinance and any regulations, rules, and orders of procedures promulgated thereunder as now in effect or as hereafter amended.

                    (ii)        “Section 102 Shares” means Shares issued under a Section 102 Award pursuant to Section 14(c)(i) below.

                    (jj)        “Section 102 Period” shall have the meaning ascribed to such term in Section 14(c)(i) below.

                    (kk)      “Securities Law” means the Israeli Securities Law, 5728–1968.

                    (ll)        “Service Provider” means an Employee or Consultant.

                    (mm)    “Share” means one Ordinary Share, as adjusted in accordance with Section 16 of the Plan.

                    (nn)      “Trustee” means a trustee designated by the Board and approved by the ITA, pursuant to the requirements of Section 102 and a trust agreement to be entered into and between the Company and such Trustee and approved by the ITA.

          3.        Shares Subject to the Plan.

          (a)     Subject to the provisions of Section 16 of the Plan, the maximum aggregate number of Shares which may be issued under the Plan is 2,009,122 Shares.

          (b)     The Shares may be authorized but unissued, or reacquired, Shares.

          (c)     Any Shares subject to an Award shall be counted against the numerical limits of this Section 3 as one Share for every Share subject thereto.

          (d)     If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Shares or Restricted Share Units, is forfeited to or repurchased by the Company at its original purchase price due to such Award failing to vest, the unpurchased Shares (or for Awards other than Options, the forfeited or repurchased shares) which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated). Shares used to pay the exercise price of an Option shall not become available for future grant or sale under the Plan. Shares used to satisfy tax withholding obligations shall not become available for future grant or sale under the Plan.

          4.        Administration of the Plan.

          (a)      Procedure. The Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws. The Plan may be administered by different Committees with respect to different groups of Service Providers.

          (b)      Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

                   (i)         to determine the Fair Market Value of the Shares, in accordance with Section 2(u) of the Plan;

                   (ii)       to select the Service Providers to whom Awards may be granted hereunder;

                   (iii)      to determine whether and to what extent Awards or any combination thereof, are granted hereunder;

                  (iv)       to determine the number of Shares or equivalent units to be covered by each Award granted hereunder;

                   (v)       to approve forms of agreement for use under the Plan;

                   (vi)      to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options may be exercised or other Awards vest (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

                   (vii)     to construe and interpret the terms of the Plan and Awards;

                   (viii)    to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans or Plan addendums, established for the purpose of qualifying for preferred tax treatment (e.g., Section 102);

                   (ix)       to modify or amend each Award (subject to Section 18(b) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options longer than is otherwise provided for in the Plan, provided, however, that no extension of the exercisability of an Option will be made with respect to an Option granted to a U.S. taxpayer if such extension would cause the Option to be covered by Section 409A of the Code;

                   (x)        to authorize any person to execute on behalf of the Company any instrument required to evidence the grant of an Award previously granted by the Administrator;

                   (xi)       to allow Participants to satisfy withholding tax obligations by electing to have the Company and/or its Affiliates and/or the Trustee withhold taxes in accordance with the Applicable Laws. The Fair Market Value of any Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares or cash withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

                    (xii)      to determine the terms and restrictions applicable to Awards;

                   (xiii)     to determine the price per each Share to be issued under the Awards. Shares to be issued under grants of Restricted Shares and Restricted Share Units may be issued upon payment of their nominal value;

                    (ix)       to make an election as to the type of 102 Approved Award; and

                    (xiv)    to make all other determinations deemed necessary or advisable for administering the Plan.

          (c)      Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Participants and any other holders of Awards.

          5.        Eligibility. Awards may be granted to Service Providers, provided that Section 102 Awards may be granted only to Employees.

          6.        No Employment Rights. Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing the Participant’s employment or other service with the Company or its Affiliates, nor shall they interfere in any way with the Participant’s right or the Company’s or Affiliate’s right, as the case may be, to terminate such employment or other service at any time, with or without cause or notice.

          7.        Term of Plan. The Plan shall continue in effect until such date as the Board shall suspend or terminate the Plan in accordance with Section 18(a).

          8.        Options.

                    (a)        Term. The term of each Option shall be stated in the Award Agreement; provided, however, that the term shall be no more than seven (7) years from the date of grant or such shorter term as may be provided in the Award Agreement.

                    (b)        Option Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator and set forth in the Award Agreement.

                    (c)        Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions which must be satisfied before the Option may be exercised. In so doing, the Administrator may specify that an Option may not be exercised until the completion of a service period and/or until performance milestones are satisfied.

                    (d)        Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of a Section 102 Award, the Administrator shall determine the acceptable form of consideration at the time of grant. Subject to Applicable Laws, such consideration may consist entirely of:

                                (i)        cash;

                                (ii)       check;

                                (iii)      at the Company’s election, other Shares which (A) in the case of Shares acquired upon exercise of an option, have been owned by the Participant for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of exercise equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

                                (iv)      at the Company’s election, delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company or Affiliate of the sale proceeds required to pay the exercise price, in accordance with a broker-assisted cashless exercise (subject to applicable law);

                               (v)        any combination of the foregoing methods of payment; or

                              (vi)       such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

          (e)        Exercise of Option; Rights as a Shareholder. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement.

          An Option may not be exercised for a fraction of a Share.

          An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, (ii) full payment for the Shares with respect to which the Option is exercised. and (iii) as applicable, full payment or other satisfaction of any related tax withholding obligations. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Participant, provided, however, that Shares issued following the exercise of Options granted under Section 102(b) to the Ordinance shall be issued under the name of the Trustee for the benefit of the Participant and shall be held in trust by the Trustee. Until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the optioned stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 16 of the Plan.

          9.        Restricted Shares.

          (a)      Grant of Restricted Shares. Subject to the terms and conditions of the Plan, Restricted Shares may be granted to Participants at any time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine (i) the number of Shares subject to a Restricted Shares award granted to any Participant, and (ii) the conditions that must be satisfied, which typically will be based principally or solely on continued provision of services but may include a performance-based component, upon which is conditioned the vesting of Restricted Shares.

          (b)      Other Terms. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Restricted Shares granted under the Plan. Restricted Shares grants shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the Restricted Share is awarded. The Administrator may require the recipient to sign a Restricted Shares Award Agreement as a condition of the award. Any certificates representing the Shares awarded shall bear such legends as shall be determined by the Administrator.

          (c)      Restricted Shares Award Agreement. Each Restricted Shares grant shall be evidenced by an agreement that shall specify the purchase price (if any) and such other terms and conditions as the Administrator, in its sole discretion, shall determine.

          10.      Restricted Share Units.

          (a)      Grant. Restricted Share Units may be granted at any time and from time to time as determined by the Administrator. The Administrator shall have complete discretion to determine (i) the number of Shares subject to a Restricted Share Unit award granted to any Participant, and (ii) the conditions that must be satisfied, which typically will be based principally or solely on continued service but may include a performance-based component, upon which is conditioned the grant or vesting of Restricted Share Units. Restricted Share Units shall be granted in the form of units to acquire Shares. Each such unit shall be the equivalent of one Share for purposes of determining the number of Shares subject to an Award. Unless the Administrator determines otherwise, until the Shares are issued, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the units to acquire Shares.

          (b)        Vesting Criteria and Other Terms. The Administrator shall set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Share Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, Affiliate-wide, business unit, or individual goals (including, but not limited to, continued employment), or any other basis determined by the Administrator in its discretion.

          (c)        Earning Restricted Share Units. Upon meeting the applicable vesting criteria, the Participant shall be entitled to receive a payout of Shares as specified in the Restricted Share Unit Award Agreement. Notwithstanding the foregoing, at any time after the grant of Restricted Share Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout of Shares.

          (d)        Form and Timing of Payment. Payment of earned Restricted Share Units shall be made as soon as practicable after the date(s) set forth in the Restricted Share Unit Award Agreement. The Administrator shall pay earned Restricted Share Units in Shares. In the case of Restricted Share Units held by a U.S. taxpayer, settlement will be made no later than March 15 of the calendar year following the calendar year in which the Restricted Share Units become vested.

          (e)        Cancellation. On the date set forth in the Restricted Share Unit Award Agreement, all unearned Restricted Share Units shall be forfeited to the Company.

          11.        Termination of Relationships, Death or Disability.

          (a)        Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, then, unless otherwise determined by the Administrator, on the date the Participant ceases to be a Service Provider, (i) a Participant’s vested Options will expire if and to the extent they are not exercised within the time specified in the Award Agreement or, if no time is specified, (A) within 90 days after the date the Participant (other than a Director) ceases to be a Service Provider (or 12 months in the case the Participant ceases to be a Service Provider due to death or Disability), and (B) within 12 months after the date a Participant that is a Director ceases to be a member of the Board, but in no event later than the expiration of the term of such Option as set forth in the Award Agreement; and (ii) the unvested portion of any Option or other Award will automatically be forfeited and expire on the date the Participant ceases to be a Service Provider.

          (b)        Death of Participant. If a Participant ceases to be a Service Provider as a result of his death, the Participant’s designated beneficiary or, if none, the Participant’s estate shall succeed to the Awards held by the deceased Participant, subject to the terms of the Plan and the applicable Award Agreement.

          12.        Leaves of Absence. Unless the Administrator provides otherwise or except as otherwise required by Applicable Laws, vesting of Awards granted hereunder shall cease commencing on the first day of any unpaid leave of absence and shall only recommence upon return to active service.

          13.        Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the recipient, only by the recipient. If the Administrator makes an Award transferable, it may only be transferable for no consideration to transferees permitted pursuant to a Form S-8 Registration Statement (such as family members or pursuant to a settlement of marital property rights) and such Award shall contain such additional terms and conditions as the Administrator deems appropriate.

          14.        Grant of Approved 102 Awards and Non-approved 102 Awards.

          (a)        Participants. Approved 102 Awards may only be granted to Employees who are residents of the State of Israel. Except as otherwise specifically approved by the ITA, a Controlling Shareholder or a Consultant shall not be eligible for grant of Approved 102 Awards or Non-approved 102 Awards, and shall only be eligible for grant of Section 3(i) Awards as set forth in Section 15.

          (b)        Grant of Section 102 Awards.

                     (i)         The Company may designate Awards granted to Employees pursuant to Section 102 as Non-approved 102 Awards or Approved 102 Awards.

                     (ii)        The grant of Approved 102 Awards under the Plan shall be conditioned upon the approval of the Plan by the ITA.

                     (iii)       Approved 102 Awards may either be classified as Capital Gains Awards (CGAs) or Ordinary Income Awards (OIAs). Approved 102 Awards may not be granted under the Plan unless and until the Company’s election of the type of Approved 102 Awards as CGA or OIA granted to Employees (the “Election”) is appropriately filed with the ITA. Such Election shall become effective beginning the first date of grant of an Approved 102 Award and shall remain in effect until the end of the year following the year during which Employees were first granted Approved 102 Awards. The Election shall obligate the Company to grant only the type of Approved 102 Awards it has elected, and shall apply to all Participants who were granted such Approved 102 Awards during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, such Election shall not prevent the Administrator from granting Employees Approved 102 Awards and Non-approved 102 Awards simultaneously.

                     (iv)       All Approved 102 Awards must be held in trust by a Trustee, as described in subsection (c) below.

                     (v)        For the avoidance of doubt, the designation of Non-approved 102 Awards and Approved 102 Awards shall be subject to the terms and conditions of Section 102.

                     (vi)       With respect to Non-approved 102 Award, if the Employee ceases to be employed by the Company or any Affiliate, the Employee shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Shares, all in accordance with the provisions of Section 102.

          (c)        Trustee.

                    (i)         All Approved 102 Awards granted under the Plan and any Shares allocated or issued upon exercise of such Approved 102 Awards (“Section 102 Shares”) or other shares received subsequently following any realization of rights, including bonus shares, shall be allocated or issued to the Trustee, and shall be held by the Trustee for the benefit of the Participants for such period of time as required by Section 102 (the “Section 102 Period”). In case the requirements for Approved 102 Awards are not met, then the Approved 102 Awards shall be regarded as Non-approved 102 Awards, all in accordance with the provisions of Section 102.

                    (ii)        Notwithstanding anything to the contrary, the Trustee shall not release any Section 102 Shares or other Shares received subsequently following any realization of the Participant’s rights prior to the full payment of the Participant’s tax liabilities arising from the grant, exercise, release or transfer of the Approved 102 Award and any Section 102 Shares or other Shares received subsequently following any realization of rights.

                    (iii)        With respect to any Approved 102 Awards, subject to the provisions of Section 102, a Participant shall not sell or release from trust any Section 102 Shares or any Shares received subsequently following any realization of rights, including bonus shares, until the lapse of the Section 102 Period. Notwithstanding the above, if any such sale or release occurs during the Section 102 Period, the sanctions under Section 102 shall apply to, and be borne by, such Participant.

                    (iv)        Upon receipt of an Approved 102 Award, the Participant will sign an Award Agreement under which the Participant will agree to be subject to the trust agreement between the Company and the Trustee, stating, among others, that the Trustee will be released from any liability in respect of any action or decision duly taken and bona fide executed in relation with the Plan, or any Approved 102 Award or Section 102 Share granted to him or her thereunder.

                    (v)        As long as Approved 102 Awards granted, or Section 102 Shares are held by the Trustee, then all rights the Participant possesses over such Awards or Shares may not be transferred, assigned, pledged or mortgaged by the Participant, other than by will or laws of descent and distribution.

                    (vi)        If dividends, whether cash, property or share dividends, are declared on Section 102 Shares held by the Trustee, such dividends shall also be subject to the provisions of Section 102 and the provisions of this Section 14. The Section 102 Period for any such additional shares shall be equal to the Section 102 Period for the original Section 102 Shares.

                    (vii)       At any time after the end of the Section 102 Period with respect to any Section 102 Awards or Section 102 Shares, the Participant may order (but shall not be obligated to order) the Trustee to sell or transfer to the Participant such Section 102 Awards or Section 102 Shares, provided that no securities shall be sold or transferred until all required payments have been fully made: (i) such Participant has deposited with the Trustee an amount of money which, in the Trustee’s opinion, is necessary to discharge such Participant’s tax obligations with respect to such Section 102 Awards or Section 102 Shares, or (ii) the receipt by the Trustee of an acknowledgment from the ITA that the Participant has paid any applicable tax due pursuant to the Ordinance, or (iii) the Company has made other arrangements for the deduction of tax at source acceptable to the Trustee, or (iv) upon the sale by the Trustee of any securities held in trust from the proceeds of which the Company or the Trustee has withheld all applicable taxes and has remitted the amount withheld to the appropriate Israeli tax authorities, has paid the balance thereof directly to such Participant, and has reported to such Participant the amount so withheld and paid to such tax authorities.

          (d)        Integration of Section 102 and Tax Assessing Officer’s Permit.

          With regards to Approved 102 Awards, the provisions of the Plan and the Award Agreement shall be subject to the provisions of Section 102 of the Ordinance and the Tax Assessing Officer’s permit, and the said provisions and permit shall be deemed an integral part of the Plan and of the Award Agreement.

          (e)        Tax Consequences.

                     (i)        The Company, or where applicable, the Trustee, shall not be required to release any share certificate to a Participant until all required tax and other payments have been fully made.

                     (ii)        Solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance, if at the date of grant the Company’s shares are listed on any established stock exchange or a national market system or if the Company’s shares will be registered for trading within ninety days following the date of grant of the Approved 102 Award, the Fair Market Value of the Shares at the date of grant shall be determined in accordance with the average value of the Company’s Shares on the thirty trading days preceding the date of grant or the thirty trading days following the date of registration for trading, as the case may be.

          15.        Grant of Section 3(i) Awards. In the event that grants are made under Section 3(i) of the Ordinance, the Company may elect to enter into an agreement with a trustee concerning the administration of the exercise of Options, the purchase and sale of Shares, and the arrangements for payment of or withholding of taxes due in connection with such exercise, purchase and sale. The trust agreement may provide that the Company will issue the Shares to such trustee for the benefit of the Participants. The type of Section 3(i) Awards to be granted under the Plan shall be subject to the provisions of Section 3(i) to the Ordinance.

          16.        Adjustments Upon Changes in Capitalization, Dissolution or Liquidation or Change of Control.

          (a)        Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of shares of Ordinary Shares covered by each outstanding Award, the number of shares of Ordinary Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per Ordinary Shares covered by each such outstanding Award shall be proportionately adjusted for any increase or decrease in the number of issued Ordinary Shares resulting from a share split, reverse share split, share dividend, combination or reclassification of the Ordinary Shares, or any other increase or decrease in the number of issued Ordinary Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Ordinary Shares subject to an Award.

          (b)        Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a Participant to have the right to exercise his or her Option prior to such transaction as to all of the Awarded Shares covered thereby, including Shares as to which the Award would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option or forfeiture conditions applicable to any Award shall lapse 100%, and that any Award vesting shall accelerate 100%, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised (with respect to Options) or vested (with respect to other Awards), an Award will terminate immediately prior to the consummation of such proposed action.

          (c)        Change of Control.

                    (i)        If a Change of Control occurs, then, except as otherwise specifically provided by the applicable Award agreement (or any other applicable agreement approved by the Administrator and made by the Company with the Participant) each Award outstanding under the Plan immediately prior to the Change of Control will be either assumed and continued in accordance with Section 16(c)(ii) or terminated in accordance with Section 16(c)(iii).

                    (ii)        Subject to Section 16(c)(i), if a Change of Control occurs, the parties to the Change of Control may agree that any Award outstanding under the Plan immediately prior to the Change of Control shall, at the effective time of the Change of Control, be assumed and continued on substantially the same vesting and other terms and conditions as a like Award with respect to shares of common stock of the successor or acquiring company (or a parent company).

                    (iii)        Subject to Section 16(c)(i), any Award outstanding under the Plan immediately prior to a Change of Control that is not assumed pursuant to the preceding section will be terminated at the effective time of the Change of Control. No Participant shall be entitled to receive any payments or any other rights with respect to any terminated Options, Restricted Share or Restricted Share Unit that is not vested as of the effective time of the Change of Control. If the terminated Award is an Option that is vested as of the effective time of the Change of Control, the holder of the terminated vested Option will be entitled to receive at the effective time of the Change of Control a single sum payment equal to the excess, if any, of the transaction value of the Shares that are then covered by the Option over the aggregate exercise price. The amount payable with respect to the termination of an outstanding vested Option pursuant to this section will be paid in cash, unless the parties to the Change of Control agree that some or all of such amount will be payable in the form of freely tradable shares of common stock of the successor or acquiring company (or a parent company). For the avoidance of any doubt, any and all Restricted Share Units and Restricted Shares that are vested as of the effective time of the Change of Control shall not be deemed outstanding Awards under the Plan upon vesting, and shall entitle the Participants holding such vested Restricted Share Units and Restricted Shares to the Awarded Shares underlying such vested Restricted Share Units and Restricted Shares.

                    (iv)        In the event of any adjustment in the number of shares covered by any Award pursuant to the provisions hereof, any fractional shares resulting from such adjustment shall be disregarded, and each converted Award shall cover only the number of full shares resulting from the adjustment.

                    (v)        All adjustments under this Article shall be made by the Administrator as constituted immediately prior to the Change of Control, and its determination as to what adjustments shall be made, and the extent thereof, shall be binding and conclusive.

          17.        Date of Grant. The date of grant of an Award shall be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Participant within a reasonable time after the date of such grant.

          18.        Amendment and Termination of the Plan.

          (a)       Amendment and Termination. Subject to any requirements of Applicable Law, the Board may at any time amend, alter, suspend or terminate the Plan.

          (b)       Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant with respect to an outstanding Award, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing (or electronic format) and signed by the Participant and the Company or its Affiliate.

          19.        Conditions Upon Issuance of Shares.

          (a)        Legal Compliance. Shares shall not be issued pursuant to the exercise of an Award unless the exercise of the Award or the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

          (b)        Investment Representations. As a condition to the exercise or receipt of an Award, the Company may require the person exercising or receiving such Award to represent and warrant at the time of any such exercise or receipt that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

          (c)        Tax Consequences. Any and all tax consequences arising from the grant, exercise, transfer, or sale of, or otherwise relating to, an Award or from the payment for or holding or sale or other disposition of Shares covered thereby or from any other event or act under the Plan (whether of the Participant or of the Company or of an Affiliate or the Trustee (in the case of an Approved 102 Award or a Non-Approved 102 Award) shall be borne solely by the Participant. As a condition of the exercise or settlement of an Award, the Company and/or its Affiliates and/or the Trustee (in the case of an Approved 102 Award or a Non-Approved 102 Award) shall withhold taxes according to the requirements under the Applicable Laws, including withholding taxes at source. Furthermore, the Participant agrees to indemnify the Company, its Affiliates and the Trustee (in the case of an Approved 102 Award or a Non-Approved 102 Award), if applicable, and hold them harmless from and against any and all liability for any tax, or interest or penalty thereon, including liabilities relating to the necessity to withhold, or to have withheld, any tax from any payment made to the Participant.

          20.        Liability of Company.

          (a)        Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

          (b)        Grants Exceeding Allotted Shares. If the Awarded Shares covered by an Award exceeds, as of the date of grant, the number of Shares which may be issued under the Plan without additional Board and/or shareholder approval, as required under Applicable Laws, such Award shall be void with respect to such excess Awarded Shares, unless Board and/or shareholder approval, as required under Applicable Laws, of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with Section 18 of the Plan.

          21.        Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.